Exhibit 99
FOR IMMEDIATE RELEASE	Contact: John D. Blecher
Full text available on PR NEWSWIRE	Office: (717) 771-4241

Drovers Bancshares Shareholders Approve Merger

with Fulton Financial Corporation

(May 17) -- York, Pa. - Drovers Bancshares (Nasdaq: DROV) shareholders today approved the merger of Drovers Bancshares and Fulton Financial Corporation (Nasdaq: FULT). The vote at today's meeting clears the way for the merger to proceed, pending final regulatory approvals. The transaction is expected to close in the third quarter of this year.

Soon after the merger is finalized, Drovers Bank, the sole banking subsidiary of Drovers Bancshares, will operate as "Drovers Bank - A Division of Fulton Bank". Fulton Bank is the lead banking subsidiary of Fulton Financial Corporation. After the two banks merge, Fulton Bank will have assets of approximately $3.6 billion and will have the third largest market share in York County.

"We are excited about our combined presence in this community," said A. Richard Pugh, chairman and chief executive officer of Drovers Bancshares. "Today's vote allows us to proceed with the merger, which is in the best interest of our shareholders, our customers, our employees, and our community."

"We appreciate this vote of confidence from the Drovers shareholders," said Rufus A. Fulton, Jr., chairman and chief executive officer of Fulton Financial Corporation. "We pledge to continue the strong, personalized service and commitment to the local community for which Drovers Bank has become known."

Fulton Financial Corporation now operates 160 offices in Pennsylvania, Maryland, Delaware and New Jersey through the following banking affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust Company, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank of Gloucester County, Woodbury, NJ; The Woodstown National Bank and Trust Company, Woodstown, NJ; The Peoples Bank of Elkton, Elkton, MD, and Skylands Community Bank, Hackettstown, NJ. Residential mortgage lending is offered by all banks through the Fulton Mortgage Company. The Corporation's financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, Inc., West Conshohocken, PA.

In January, Fulton Financial announced that it will acquire 18 Sovereign Bank branch offices located in Delaware, New Jersey and Pennsylvania. This transaction is expected to close in the second quarter of 2001.

Additional information on Drovers Bank is available on the Internet at www.droversbank.com. Information about Fulton Financial Corporation is available at www.fult.com.